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EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
(dollars in thousands)

                                                                                       Year Ended December 31,
                                                                -------------------------------------------------------------
                                                                 1996 (b)          1995       1994        1993 (c)      1992
                                                                -------------------------------------------------------------
INCLUDING INTEREST ON DEPOSITS
EARNINGS:
Income before income taxes .....................................$  731,294     $  584,601    $441,101    $190,624    $272,019
Fixed charges ..................................................   755,884        609,742     316,647     183,148     250,027
Interest capitalized during period, net of
  amortization of previously capitalized interest ..............    (2,370)        (3,409)       (683)     (1,146)       (440)
                                                                -------------------------------------------------------------
Earnings, for computation purposes .............................$1,484,808     $1,190,934    $757,065    $372,626    $521,606
                                                                =============================================================

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Interest on deposits, short-term borrowings,
 and long-term debt and bank notes,
 expensed or capitalized .......................................$  746,008     $  600,047    $308,242    $179,647    $237,287
Portion of rents representative of the interest factor .........     9,876          9,695       8,405       3,501      12,740
                                                                -------------------------------------------------------------
Fixed charges ..................................................   755,884        609,742     316,647     183,148     250,027
Preferred stock dividend requirements (a) ......................    23,269          2,432        --          --          --
                                                                -------------------------------------------------------------
Fixed charges and preferred stock dividends,
 including interest on deposits, for computation purposes ......$  779,153     $  612,174    $316,647    $183,148    $250,027
                                                                =============================================================

Ratio of earnings to combined fixed charges and preferred stock
  dividends including interest on deposits  ....................      1.91           1.95        2.39        2.03        2.09


EXCLUDING INTEREST ON DEPOSITS

EARNINGS:
Income before income taxes .....................................$  731,294     $  584,601    $441,101    $190,624    $272,019
Fixed charges ..................................................   227,999        171,585      94,495      38,100      18,526
Interest capitalized during period net of
  amortization of previously capitalized interest ..............    (2,391)        (3,430)       --          (760)       --
                                                                -------------------------------------------------------------
Earnings, for computation purposes .............................$  956,902     $  752,756    $535,596    $227,964    $290,545
                                                                =============================================================

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Interest on short-term borrowings,
  and long-term debt and bank notes,
 expensed or capitalized .......................................$  218,123     $  161,890    $ 86,090    $ 34,599    $  5,786
Portion of rents representative of the interest factor .........     9,876          9,695       8,405       3,501      12,740
                                                                -------------------------------------------------------------
Fixed charges ..................................................   227,999        171,585      94,495      38,100      18,526
Preferred stock dividend requirements (a) ......................    23,269          2,432        --          --          --
                                                                -------------------------------------------------------------
Fixed charges and preferred stock dividends,
 excluding interest on deposits, for computation purposes ......$  251,268     $  174,017    $ 94,495    $ 38,100    $ 18,526
                                                                =============================================================

Ratio of earnings to combined fixed charges and preferred stock
  dividends excluding interest on deposits .....................      3.81           4.33        5.67        5.98       15.68


(a) Preferred stock dividend requirements are adjusted to represent a pretax earnings basis.
(b) Income before income taxes for the year ended December 31, 1996, includes a charge of $54.3 million related to the launch of the MBNA Platinum Plus Visa and MasterCard program. Without the charge, the ratio of earnings to combined fixed charges dividend requirements, including and excluding interest on deposits, would have been 1.98 and 4.02, respectively.
(c) Income before income taxes for 1993 includes a charge of $150.0 million for the termination of a marketing agreement with an independent third-party marketing organization. Without the charge, the ratio of of earnings to combined fixed charges and preferred stock dividend requirements, including and excluding interest on deposits, would have each been 2.85 and 9.92, respectively.

The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest expense on borrowings, including capitalized interest (including or excluding deposits, as the case may be), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pre-tax earnings which would have been required to cover such dividend requirements on the Corporation's preferred stock outstanding. The Corporation did not have any preferred stock outstanding during the periods prior to 1995 presented above and accordingly there were no preferred stock dividend requirements during such periods.